Exhibit 10.19

LEASE

THIS LEASE (the “Lease”), is made this 30th day of September, 2020 (“Effective Date”), by and between Oxbow Realty Partners, LLC, a Delaware limited liability company (“Landlord”), whose address is 5000 West 36th Street, Suite 130, Minneapolis, MN, 55416, and SKYWATER TECHNOLOGY FOUNDRY, INC., a Delaware corporation (“Tenant”), whose address is 2401 East 86th Street, Bloomington, Minnesota 55425. Landlord and Tenant may sometimes be collectively referred to herein as the “parties” or each a “party”.

ARTICLE 1.

LEASED PREMISES; LEASE TERM

Section 1. Landlord hereby leases unto Tenant the approximately 14.7 acres of land, together with all buildings or other improvements located thereon from time to time, and subject to all easements and other matters of record, including approximately 393, 765 square feet of office and manufacturing space (as the same exists as of the date of this Agreement), located at 2401 East 86th Street in Bloomington, Minnesota, the foregoing hereinafter referred to collectively as the “Leased Premises.”

Section 2. TO HAVE AND TO HOLD the Leased Premises unto Tenant for a term of twenty (20) years (the “Term”) commencing on September 30, 2020 “Commencement Date”) and terminating on September 29, 2040 (“Termination Date”), unless sooner terminated as hereinafter provided.

Section 3. This Lease shall terminate at the end of the Term, without any other act of either of the parties.

Section 4. This Lease is being entered into pursuant to the terms of that certain Purchase Agreement, dated September 29, 2020, by and between Tenant, as Seller, and Landlord, as Buyer (the “Purchase Agreement”).

ARTICLE 2.

MINIMUM RENT

Section 1. The fixed annual “Minimum Rent” due under this Lease shall be payable by Tenant in substantially equal monthly installments starting on the Commencement Date, on or before the first (1st) day of each calendar month, in advance, at the office of Landlord or at such other place as is designated by Landlord without prior demand therefor. The fixed Minimum Rent shall be determined and payable in monthly installments as set forth on Exhibit A attached hereto.

Section 2. Notwithstanding the foregoing, if the Commencement Date shall occur upon a day other than the first (1st) day of a calendar month, Tenant shall pay, upon the Commencement Date the appropriate Minimum Rent for such fractional calendar month prorated on a per diem basis and the following month’s monthly installment of Minimum Rent.

ARTICLE 3.

CONDITION OF THE LEASED PREMISES

Section 1. Tenant acknowledges and agrees that it has had an adequate opportunity to inspect the Leased Premises prior to the Commencement Date, is familiar with the condition thereof, and in all respects agrees that it is leasing the Leased Premises “AS-IS” and without any representation or warranty from Landlord other than those specifically contained in this Lease.

ARTICLE 4.

OPERATION EXPENSES

Section 1. Except as is expressly provided in this Lease, it is agreed that this Lease is a “net, net, net” lease and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Premises, including all costs with respect to the ownership, maintenance and operation thereof, which may arise or become due during the Term shall be Tenant’s responsibility and obligation. It is the purpose and intent of Landlord and Tenant that the fixed annual Minimum Rent provided for pursuant to the terms of this Lease be absolutely net to Landlord and that all costs and expenses and obligations of every kind and nature whatsoever relating to the Leased Premises (other than Landlord’s Taxes) be Tenant’s obligation. Nothing in this Lease shall be construed to mean that Tenant has any obligation to pay or perform any obligation undertaken by Landlord in connection with any debt of Landlord secured by the Leased Premises.

ARTICLE 5.

USE OF LEASED PREMISES

Section 1. The Leased Premises may be used and occupied for general office purposes, manufacturing of semiconductor chips and other manufacturing purposes, warehouse purposes and for any other lawful purpose (collectively, the “Use”) and for no other purposes without the written consent of Landlord. Subject to Tenant’s right to contest the same in good faith, Tenant shall comply in all material respects with all laws, ordinances and regulations applicable to the Leased Premises, unless such non-compliance is the result of Landlord’s breach of this Lease or is caused by Landlord’s negligence or willful misconduct.

Section 2. The Leased Premises shall be used only for business and commercial purposes. Tenant shall not, without Landlord’s prior written consent, create, maintain or knowingly permit a public nuisance thereon.

ARTICLE 6.

UTILITIES

Section 1. The Leased Premises are constructed to utilize individual heating and air conditioning systems and electrical systems and other utilities. Tenant shall pay the costs of all utilities, including, but not limited to heating, air conditioning utilities, and electrical utilities, used in the Leased Premises directly to the providers thereof.

Section 2. Landlord shall not be liable if the furnishing by Landlord or by any supplier of any utility or other service to the Leased Premises shall be interrupted or impaired by any causes beyond Landlord’s control; nor shall it constitute a constructive or actual eviction nor cause any abatement of rents.

ARTICLE 7.

MAINTENANCE, REPAIRS, REPLACEMENTS

Section 1. Tenant, at its sole cost and expense, shall be responsible for any necessary or appropriate maintenance, repair and replacement of the roof, foundations, structural components and any components of the interior and exterior of the Leased Premises. Tenant shall complete all such maintenance, repairs and replacements in a good and workmanlike manner and in compliance in all material respects with all applicable laws. Notwithstanding the foregoing, to the extent any such maintenance, repair or replacement of any portion of the Leased Premises was caused by the negligence or misconduct of Landlord or its invitees, guests, vendors, employees, officers, members, contractors or agents (the “Landlord’s Repair Work”), Landlord shall be responsible, at its sole cost and expense, for promptly making any such maintenance, repairs or replacements promptly upon Tenant’s notice thereof. Landlord’s Repair Work shall be completed in a good and workmanlike manner and in compliance in all material respects with all applicable Laws. In the event of an emergency, if Landlord fails to perform Landlord’s Repair Work set forth above and such failure would cause imminent damage to person or property or materially and adversely interfere with Tenant’s use of the Leased Premises and Tenant has given Landlord at least ten (10) business days (or in the case of an emergency 24 hours) to cure and Landlord has failed to complete such Landlord’s Repair Work, then Tenant may proceed to take the required action and Landlord shall reimburse Tenant for the costs of such action, pursuant to Article 15, Section 5.

Section 2. Except as provided in Article 7, Section 1 above for Landlord’s Repair Work, Landlord shall not be obligated to make repairs, replacements or improvements of any kind to the Leased Premises, or any equipment or facilities therein contained or for the exclusive use of Tenant, including the heating and air conditioning equipment serving the Leased Premises, which shall at all times be kept in good order, condition and repair by Tenant. Except as provided in Article 7, Section 1 above for Landlord’s Repair Work, Tenant, at its own expense, shall maintain necessary fixtures and floor coverings required by it and all interior painting, decorating, maintenance, repairs and replacements.

Section 3. Except as provided in Article 7, Section 1 above for Landlord’s Repair Work for all items in this Section 3: Tenant shall at its sole cost and expense replace with glass of comparable quality any cracked or broken glass, including plate glass or glass used in structural portions and any interior and exterior windows. Tenant shall at its own cost and expense replace with materials of comparable quality any damaged window frames, doors and door frames in the Leased Premises. Tenant shall, at its sole cost and expense, pay all costs of maintaining, repairing and replacing the sprinkler system for the Leased Premises.

Section 4. Tenant shall maintain all drives, sidewalks, parking areas and lawns on the Leased Premises.

ARTICLE 8.

ALTERATIONS AND SIGNS

Section 1. Tenant shall not make any repairs, alterations or additions (collectively, “Alterations”) to the base building systems, structure, foundations, roof or exterior of the Leased Premises costing in excess of $1,000,000 without first procuring Landlord’s written consent. Other than as expressly provided in the preceding sentence, Landlord’s consent is not required for any Alterations by Tenant. If Tenant gives Landlord written notice (by email or otherwise) to Landlord of Tenant’s intent to make such Alterations in excess of $1,000,000 which require Landlord’s consent hereunder, Landlord shall not unreasonably withhold, condition or delay its consent and Landlord shall be deemed to have consented thereto in writing if Landlord fails to respond within ten (10) business days. All Alterations and floor coverings, other than trade fixtures installed by Tenant and, at Tenant’s option, any other fixtures installed by Tenant or any trade fixtures or other fixtures installed by Landlord, which may be made or installed by either of the parties hereto upon the Leased Premises and which in any manner are attached to the floors, walls or ceilings, shall, at the termination of this Lease, become the property of Landlord, and shall remain upon and be surrendered with the Leased Premises as a part thereof, without damage or injury; all without compensation or credit to Tenant, unless otherwise agreed by Landlord at the time consent to an Alteration is granted (or deemed granted) by Landlord. All trade fixtures and other fixtures, at Tenant’s option, which may be made or installed by either of the parties hereto upon the Leased Premises may be removed by Tenant upon termination or expiration of this Lease, provided, however, Tenant shall pay the reasonable cost of repairing damage caused by the removal of such items.

Section 2. Subject to Tenant’s right to contest the same in good faith, Tenant shall promptly pay all contractors and materialmen, so as to minimize the possibility of a lien attaching to the Leased Premises, and should any lien be made or filed, Tenant shall bond against or discharge the same within thirty (30) days after written request by Landlord. Nothing in this Lease contained shall be construed as a consent on the part of Landlord to subject Landlord’s estate in the Leased Premises to any lien or liability under the lien laws of the State of Minnesota. Landlord may post on the Leased Premises notices of non-responsibility of Landlord for work done in the Leased Premises or liens in connection therewith as provided by Minnesota law.

Section 3. Tenant is entitled to put its signage on the Leased Premises (whether interior or exterior) in compliance in all material respects with applicable laws. The appearance, location and design of Tenant’s signage shall be determined by Tenant in its sole discretion. Tenant shall arrange and pay for installation of Tenant’s signage. Except as provided in Article 7, Section 1 above for Landlord’s Repair Work, all costs of operation, maintenance, repair and replacement of Tenant’s signage, including real estate taxes, shall be paid by Tenant.

ARTICLE 9.

INDEMNITY AND MUTUAL WAIVER OF SUBROGATION

Section 1. Tenant agrees to indemnify and save Landlord harmless against any and all actual claims, damages and expenses, including reasonable attorneys’ fees for the defense thereof, arising from Tenant’s use of the Leased Premises or from any negligence or willful misconduct of Tenant, its agents, contractors, servants, employees, sublessees, concessionaires, guests, invitees, or licensees, or others for whose acts Tenant is responsible or from any default on the part of Tenant of the terms of this Lease, except to the extent such claims, damages or expenses are a direct result of Landlord’s negligence or willful misconduct or from any default on the part of Landlord of the terms of this Lease. In case of any action or proceeding brought against Landlord by reason of any such claim, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord. Landlord shall not be liable, and Tenant waives all claims, for damage to person or property sustained by Tenant or Tenant’s employees, agents, servants, invitees and customers resulting from the building in which the Leased Premises are located or by reason of the Leased Premises or any equipment or appurtenances thereunto becoming out of repair, or resulting from any accident in or about the Leased Premises, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors, servants, employees, concessionaires, guests, invitees or licensees or from any default on the part of Landlord of the terms of this Lease, including Landlord’s obligations with respect to the Landlord’s Repair Work. All property belonging to Tenant or any occupant of the Leased Premises shall be there at the risk of Tenant or such other person only, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors, servants or employees, concessionaires, guests, invitees or licensees or from any default on the part of Landlord of the terms of this Lease.

Section 2. Landlord hereby waives and releases all claims, liabilities and causes of action against Tenant and its agents, servants and employees for loss or damage to, or destruction of, the Leased Premises resulting from fire or other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. Likewise, Tenant hereby waives and releases all claims, liabilities and causes of action against Landlord and its agents, servants and employees for loss or damage to, or destruction of, any of the improvements, fixtures, equipment, supplies, merchandise and other property, whether that of Tenant or of others, in, upon or about the Leased Premises or the buildings or improvements of which the Leased Premises are a part, resulting from fire or the other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. In the event the consent of Tenant’s insurer to such waiver shall be required and such insurer shall charge Tenant additional premium for such consent, Tenant shall be required to pay the same to keep this waiver in force. Tenant shall give Landlord written notice if Tenant’s insurer shall refuse to consent to this waiver.

Section 3. Landlord agrees to indemnify and save Tenant harmless against any and all actual claims, damages and expenses, including reasonable attorneys’ fees for the defense thereof, arising from the negligence or willful misconduct of Landlord, its agents, contractors, servants, employees, concessionaires, guests, invitees or licensees, or others for whose acts Landlord is responsible or from any default on the part of Landlord of the terms of this Lease. In case of any action or proceeding brought against Tenant by reason of any such claim, Landlord covenants to defend such action or proceeding by counsel reasonably satisfactory to Tenant. Tenant shall not be liable, and Landlord waives all claims, for damage to person or property sustained by Landlord or Landlord’s employees, agents, servants, invitees and customers resulting from the building in which the Leased Premises are located or by reason of the Leased Premises or any equipment or appurtenances thereunto becoming out of repair as a result of Landlord’s Repair Work, except to the extent caused by Tenant’s negligence or willful misconduct or from any default on the part of Tenant of the terms of this Lease.

ARTICLE 10.

INSURANCE

Section 1. Landlord and Tenant hereby acknowledge Tenant’s prior ownership of the Leased Premises. Throughout the Term, Tenant shall maintain insurance consistent with the current certificate(s) of insurance attached hereto as Exhibit B (the “Existing Insurance”), including but not limited to the obligation of Tenant to name Landlord and Landlord’s Lender as additional insured on liability policies and loss payee/mortgagee on the all-risk property and rental loss/business income coverage as applicable. Tenant shall cause its insurance carrier to provide written notice to Landlord of cancellation, non-renewal or material change in any of the Existing Insurance at least thirty (30) days prior thereto. Tenant agrees to procure and maintain, at its sole cost and expense, all other insurance which may be required for the operation of Tenant’s business in the Leased Premises. Such insurance companies must have a general policy rating of A- or better and a financial class of IX or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A-” or better by S&P (each such insurer shall be referred to below as a “Qualified Insurer”). Notwithstanding the foregoing, Tenant shall be permitted to maintain the property and liability coverage with Kinsale Insurance Company (“Kinsale”), GuideOne National Insurance Company (“GuideOne”) and Atlantic Specialty Insurance Company (“Atlantic Specialty”) in their current capacity under the policies in place as of the date hereof, provided that the A.M. Best Company, Inc. ratings of Kinsale, GuideOne and Atlantic Specialty are not withdrawn or downgraded below the date hereof. In the event the A.M. Best Company, Inc. ratings of Kinsale, GuideOne and/or Atlantic Specialty are withdrawn or downgraded below their current rating, Tenant shall replace Kinsale, GuideOne and/or Atlantic Specialty with an insurance company or companies meeting the rating requirements set forth hereinabove. Tenant shall indemnify and defend Landlord from and against any and all claims, loss or damages which may be brought against, or suffered by, Landlord as a result of Tenant’s failure to procure and maintain adequate insurance pursuant to this Article 10.

ARTICLE 11.

DAMAGE BY FIRE OR OTHER CASUALTY

Section 1. In case the building in which the Leased Premises are situated shall be partially or totally destroyed by fire or other casualty so as to become partially or totally untenantable, the same shall be repaired as speedily as reasonable at the expense of Tenant (regardless of whether Tenant receives sufficient proceeds from insurance policies for such restoration or repair); provided, however that Tenant shall not be obligated to restore or repair any damage to the Leased Premises in the event the Lease is terminated pursuant to Section 2 below. In the event the Lease is not terminated as a result of any such fire or other casualty, Tenant shall continue to pay the full amount of rent due hereunder with no abatement.

Section 2. In case the building in which the Leased Premises is situated shall be destroyed or so damaged by fire or other casualty as to render more than twenty-five percent (25%) thereof untenantable or if Tenant otherwise determines that the Leased Premises is no longer suitable for Tenant’s use and operations as a result of any such damage or casualty, or in case of any destruction or damage not covered by insurance or in case Landlord’s mortgagee shall apply the insurance proceeds to prepay its mortgage rather than to rebuild the said building, then Tenant may, if it so elects, rebuild or restore said building, or Tenant may, at its election, by notice in writing to Landlord within thirty (30) days after such destruction or damage, terminate this Lease. In case the building in which the Leased Premises is situated shall be destroyed or so damaged by fire or other casualty as to render more than fifty percent (50%) thereof untenantable or if Tenant otherwise determines that the Leased Premises is no longer suitable for Tenant’s use and operations as a result of any such damage or casualty or in case of any destruction or damage not covered by insurance or in case Landlord’s mortgagee shall apply the insurance proceeds to prepay its mortgage rather than to rebuild the said building, then Tenant may, if it so elects, rebuild or restore said building, or either party may, at its election, by notice in writing to the other party within thirty (30) days after such destruction or damage, terminate this Lease. If Tenant terminates the Lease pursuant to this Section 2, all insurance proceeds from every insurance policy maintained by Tenant with respect to the Leased Premises shall be delivered to Landlord.

Section 3. In no event in the case of any such destruction shall Landlord be required to repair or replace Tenant’s stock in trade, leasehold improvements or other property. Tenant covenants to make such repairs and replacements.

Section 4. In the event of any fire or other casualty for which insurance proceeds are payable under the insurance policies required by this Lease (and this Lease is not terminated pursuant to this Article 11), (i) if the amount of such proceeds is less than $1,000,000, Tenant shall be entitled to receive and use such proceeds for repair and restoration costs, and (ii) if the amount of such proceeds is equal to or greater than $1,000,000, such proceeds shall be held by Lender (if required by Lender) and disbursed for repair and restoration costs in accordance with the Loan Agreement.

ARTICLE 12.

EMINENT DOMAIN

Section 1. If the whole of the Leased Premises shall be taken or purchased by any public authority under the powers or threat of eminent domain, then the Term of this Lease shall cease as of the day possession shall be taken by such public authority, and the rent shall be paid up to that date.

Section 2. If twenty-five percent (25%) or more of the floor area of the Leased Premises shall be so taken or purchased or if Tenant otherwise determines that the Leased Premises is no longer suitable for Tenant’s use and operations as a result of any such taking or purchase, then Tenant shall have the right either to terminate this Lease or, subject to termination as set forth in Article 12, Section 1 above, to continue in possession of the remainder of the Leased Premises upon notice in writing to Landlord of Tenant’s intention within thirty (30) days after such taking of possession. In the event Tenant elects to remain in possession, all of the terms herein provided shall continue in effect, except that the rent shall be proportionately and equitably abated, based on the area of the Leased Premises, if any, taken, and Tenant shall make all necessary repairs or alterations to restore the portion of the Leased Premises remaining to as near its former condition as the circumstances will permit and to restore the building to a complete architectural unit.

Section 3. All damages awarded for such taking or purchase under the powers or threat of eminent domain, whether for the whole or a part of the Leased Premises, shall be the property of Landlord; provided, however, that Tenant shall be entitled to any separate award by the condemning authority for relocation expenses, for the cost of removal of stock and fixtures, as compensation for Tenant’s leasehold improvements or other real property or personal property interests of Tenant.

ARTICLE 13.

ASSIGNMENT AND SUBLETTING

Section 1. Other than for Permitted Transfers (as hereinafter defined), Tenant shall not assign or in any manner transfer this Lease or any interests therein, nor permit occupancy by anyone with, through or under it, without the previous written consent of Landlord. Unless otherwise agreed to in writing by Landlord or as set forth in Article 13, Section 3 below, no assignment or subletting shall release Tenant of any of its obligations under this Lease, although amounts paid by any assignee to Landlord will be credited towards amounts due by Tenant under this Lease. The consent by Landlord to one assignment shall not result in Landlord’s consent to any subsequent assignment, and as such shall also require Landlord’s prior written consent, to the extent Landlord’s consent is required hereunder.

Section 2. Neither this Lease nor any interest therein, nor any estate thereby created, shall pass to any trustees or receiver in bankruptcy, or any assignee for the benefit of creditors, or by operation of law.

Section 3. Notwithstanding anything to the contrary herein, Landlord agrees that its consent shall not be required (provided, however, that for so long as any portion of the Loan remains outstanding, Lender’s consent shall be required) in connection with any assignment or other transfer of Tenant’s interest in the Lease as follows (each, a “Permitted Transfer”): to an affiliate of Tenant or incident to a merger or consolidation of Tenant with another entity (whether or not affiliated with Tenant), or a sale of all or substantially all of the assets of Tenant or the sale of at least a majority of the issued and outstanding ownership interests of Tenant or to any other entity (whether or not affiliated with Tenant), provided that the following conditions are satisfied: (i) Tenant shall furnish Landlord with prior written notice of any such proposed merger, consolidation or sale which identifies the parties to, and the proposed timing of, the proposed transaction, which information the Landlord agrees to keep confidential; (ii) all defaults by Tenant under this Lease are cured (or waived in writing by Landlord) simultaneously with or prior to any assignment; and (iii) the entity that will succeed to Tenant’s interests under this Lease assumes (or ratifies and confirms, if applicable) all of Tenant’s rights, obligations and liabilities hereunder. Tenant shall be relieved and released from liability for the payment and performance of all of Tenant’s obligations under this Lease as of the date of the transfer of the Lease to such successor entity. Additionally and notwithstanding anything herein to the contrary, Landlord’s consent shall be required in connection with any subleases entered into by Tenant. Subject to Landlord’s consent, Tenant’s obligations hereunder shall not be diminished or reduced in connection with any sublease entered into pursuant to the immediately preceding sentence and Tenant shall remain primarily obligated for all of Tenant’s obligations under this Lease.

Section 4. Tenant, together with its successors and assigns, shall have the right of first offer to purchase Landlord’s fee simple title and all of Landlord’s other right, title and interest in and to the Leased Premises (the “Right of First Offer”) on the following terms and conditions:

a. If, at any time during the Term, Landlord elects to sell the Leased Premises (or any portion thereof), including, but not limited to, by means of a sale directly or indirectly of the partnership interests, membership interests, stock, or other equity interests of Landlord or by means of a merger of Landlord, to any third-party purchaser, Landlord shall provide written notice to Tenant of the terms and conditions upon which Landlord would be willing to sell the Leased Premises (or such portion of the Leased Premises) (the “Landlord Proposed Sale Notice”). The Landlord Proposed Sale Notice shall set forth the material economic terms and conditions (including, without limitation, the purchase price, a statement regarding whether the Leased Premises (or such portion) will be sold free and clear of all deeds of trust, mortgages, or other similar instruments affecting the Leased Premises and such additional information as reasonably may be needed by Tenant to obtain a full understanding of the terms of the proposed sale) under which Landlord is willing to sell the Leased Premises (or such portion) to Tenant (the “Material Proposed Sale Terms”), but shall not constitute an agreement between the parties or an offer to sell the Leased Premises (or such portion). Landlord agrees to negotiate in good faith with Tenant on any terms not stated in the Landlord Proposed Sale Notice.

b. Tenant shall have thirty (30) days after receipt of the Landlord Proposed Sale Notice (the “Tenant Response Period”) to notify Landlord in writing whether or not Tenant desires to purchase the Leased Premises (or such portion) on the terms stated in Landlord Proposed Sale Notice (the “Tenant Response Notice”). If Tenant notifies Landlord of Tenant’s desire to purchase the Leased Premises (or such portion) within the Tenant Response Period, Landlord and Tenant shall promptly enter into a purchase and sale agreement for the Leased Premises (or such portion) on the Material Proposed Sale Terms stated in Landlord Proposed Sale Notice and such other terms and conditions as mutually agreed upon by Landlord and Tenant.

c. In the event that (i) Tenant either: (A) elects not to purchase the Leased Premises (or such portion) on the terms and conditions stated in the Landlord Proposed Sale Notice; or (B) fails to deliver the Tenant Response Notice to Landlord within the Tenant Response Period; or (ii) Tenant delivers a Tenant Response Notice, but following good-faith negotiations Landlord and Tenant fail to agree on and execute a purchase and sale agreement within thirty (30) days after the date of Landlord’s receipt of the Tenant Response Notice, then Tenant shall be deemed to have waived the Right of First Offer to purchase the Leased Premises (or such portion), and Landlord shall have the right during the next 365 days (the “Landlord Marketing Period”) to offer the Leased Premises (or such portion) for sale, and to sell the Leased Premises (or such portion), to any party upon all of the Material Proposed Sale Terms and for a purchase price not less than ninety-five percent (95.0%) of the purchase price stated in the Landlord Proposed Sale Notice, free and clear of the Tenant’s Right of First Offer set forth in this Article 13, Section 4, provided that any such transfer shall be subject to this Lease (including, but not limited to, Article 13, Section 5 below). If, however, at any time during the Landlord Marketing Period, Landlord offers the Leased Premises (or such portion)

to a third party upon Material Proposed Sale Terms that are more favorable to the purchaser than the Material Proposed Sale Terms contained in the Landlord Proposed Sale Notice, or for a purchase price that is less than ninety-five percent (95.0%) the purchase price that was offered to Tenant in the Landlord Proposed Sale Notice, Landlord shall re-offer the Leased Premises (or such portion) to Tenant on the terms offered to such third party (the “Landlord Revised Sale Notice”) and the same procedures shall apply with respect to the Landlord Revised Sale Notice as are set forth above with respect to the Landlord Proposed Sale Notice. At the end of the Landlord Marketing Period, the right of Landlord to sell the Leased Premises free from the Right of First Offer hereby granted pursuant to the Landlord Sale Notice will terminate, and the provisions of this Article 13, Section 4 will apply to any subsequent proposed sale of the Leased Premises by Landlord.

d. Notwithstanding the foregoing provisions of this Article 13, Section 4, it is agreed that the Right of First Offer shall not apply to (a) any foreclosure, conveyance in lieu of foreclosure or the exercise of any other right asserted under or in respect of any mortgage now or hereafter placed on the Leased Premises by the holder thereof (or by any affiliate or nominee of such holder), and/or (b) in connection with the immediately succeeding sale of the Leased Premises by the holder of such mortgage (or such affiliate or nominee of such holder) following a foreclosure, conveyance in lieu thereof, or the exercise of any other right asserted under or in respect of any such mortgage.

Section 5. Landlord shall not assign or in any manner transfer this Lease or any interests therein or in the Leased Premises or any part or parts thereof (including, but not limited to, by means of a sale directly or indirectly of the partnership interests, membership interests, stock, or other equity interests of Landlord or by means of a merger of Landlord), without first complying with the provisions of Article 13, Section 4 above, and thereafter only with the prior written consent of Tenant, which consent by Tenant may be withheld, conditioned or delayed in Tenant’s sole discretion. Any attempted assignment without first complying with the provisions of Article 13, Section 4 above and, thereafter, without such consent of Tenant shall be void, and shall constitute a material default and breach of this Lease by Landlord. If at any time during the Term, after first complying with the provisions of Article 13, Section 4 above, Landlord desires to assign all or part of this Lease or the Leased Premises, then Landlord shall give not less than thirty (30) days’ prior written notice to Tenant containing the following information: the identity of the proposed assignee and a description of its business; the terms of the proposed assignment; the commencement date of the proposed assignment; and such other information reasonably requested by Tenant (including, without limitation, any information necessary for Tenant to determine that the proposed assignee satisfies any requirements of any governmental authority having oversight over Tenant’s use of the Leased Premises).

ARTICLE 14.

ACCESS TO PREMISES

Upon at least two (2) business days’ advance written notice, Landlord shall have the right to enter upon the Leased Premises at all reasonable hours for the purpose of inspecting the same or of performing any Landlord’s Repair Work or for the purpose of exhibiting the same to prospective purchasers of the Leased Premises or during the last year of the Term, to prospective tenants of the Leased Premises, provided, however, Landlord’s activities shall not interfere with Tenant’s business, possession and quiet enjoyment of the Leased Premises and Landlord shall comply with all applicable rules and regulations (if any) regarding access thereto put in place by Tenant due to obligations and restrictions imposed by governmental authorities relating to the Use or otherwise. For the avoidance of doubt, Landlord’s access to portions of the Leased Premises may be restricted or altogether prohibited by virtue of such rules and regulations.

ARTICLE 15.

DEFAULT AND REMEDIES

Section 1. Landlord may terminate this Lease and the Term demised, or terminate Tenant’s right to possession of the Leased Premises hereunder without terminating this Lease, and/or exercise any and all of Landlord’s other rights and remedies hereunder, at law or in equity, upon the happening of any one or more of the following events, each of which shall constitute a default under this Lease, and the failure of Tenant to cure said default within thirty (30) days after Tenant’s receipt of written notice of such default from Landlord (provided however that the thirty (30) day period shall be extended for defaults taking longer than thirty (30) days to cure provided Tenant commences the cure in the 30 day period and diligently pursues the cure to completion) except in regard to default in payment of rent under this Lease for which the cure period shall be five (5) days after written notice: (a) the making by Tenant of an assignment for the benefit of its creditors; (b) the levying of a writ of execution or attachment on or against the property of Tenant; (c) in the event proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant, or for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver, trustee or liquidator; (d) Tenant vacates or abandons the Premises; and (e) the failure of Tenant to pay an installment of rent or any amounts owing to Landlord hereunder when due or to perform any other of its representations, warranties, covenants or obligations under this Lease.

Section 2. Upon the termination of this Lease or Tenant’s right to possession of the Leased Premises as aforesaid, Landlord may re-enter the Leased Premises with process of law, using such force as may be necessary, and remove all persons and chattels therefrom, and Landlord shall not be liable for damages or otherwise by reason of re-entry or termination of the Term of this Lease. Notwithstanding such termination, the liability of Tenant for the rent provided for hereinabove shall not be extinguished for the balance of the Term remaining after said termination. At any time after termination of the estate as aforesaid, Landlord may relet all or any part of the Leased Premises for all or any part of the unexpired portion of the Term of this Lease or for any longer period. The actual net amount received from any such releting shall be credited against Tenant’s obligations hereunder after Landlord has received reimbursement for all costs of making such releting including, without limitation, leasing commissions, tenant improvement costs, tenant allowances, attorney and other professional fees and all other costs related to the releting or enforcing this Lease.

Section 3. In the event of any uncured default (i.e. a default not cured in the applicable cure period) hereunder by Tenant, Landlord may, after thirty (30) days’ written notice, cure such default for the account and at the expense of Tenant. If Landlord at any time, by reason of such default, is compelled to pay, or elects to pay, any sum of money or to do any act which will require the payment of any sum of money, or is compelled to incur any expense as to any default of Tenant, in pursuing any recovery for any default by Tenant (whether in court or otherwise) or instituting or prosecuting any action or proceeding to enforce Landlord’s rights hereunder, the sum or sums so paid by Landlord, shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on demand, together with interest thereon computed in accordance with Article 20. Subject to Article 15, Section 6 hereof, Tenant will pay and discharge all costs, attorney’s fees and expenses that shall be made and incurred by Landlord in enforcing the covenants and agreements of this Lease.

Section 4. Should Landlord be in default under the terms of this Lease, Landlord shall have thirty (30) days after written notice from Tenant in which to cure the same after written notice to Landlord by Tenant provided however that the 30 day period shall be extended for defaults taking longer than 30 days to cure provided Landlord commences the cure in the 30 day period and diligently pursues the cure to completion. In the event of an uncured default by Landlord, Tenant may choose to terminate this Lease or otherwise remain in possession of the Leased Premises, and set-off any damages caused by Landlord’s default against amounts otherwise due under this Lease.

Section 5. In the event of any uncured default (i.e. a default not cured in the applicable cure period) hereunder by Landlord, Tenant may, after thirty (30) days’ written notice, cure such default for the account and at the expense of Landlord. If Tenant at any time, by reason of such default, is compelled to pay any sum of money or to do any act which will require the payment of any sum of money, or is compelled to incur any expense as to any default of Landlord, in pursuing any recovery for any default by Landlord (whether in court or otherwise) or instituting or prosecuting any action or proceeding to enforce Tenant’s rights hereunder, the sum or sums so paid by Tenant, shall be due from Landlord to Tenant on demand, together with interest thereon computed in accordance with the process described in Article 20. Subject to Article 15, Section 6 hereof, Landlord will pay and discharge all costs, attorney’s fees and expenses that shall be made and incurred by Tenant in enforcing the covenants and agreements of this Lease.

Section 6. In the event any party brings suit or institutes arbitration proceedings to construe or enforce the terms hereof, or raises this Lease as a defense in a suit or arbitration proceeding brought by another party, the prevailing party in such suit or arbitration proceeding is entitled to recover its reasonable attorneys’ fees and expenses from the non-prevailing party.

ARTICLE 16.

SURRENDER OF POSSESSION

Section 1. At the expiration of the tenancy created hereunder, whether by lapse of time or otherwise, Tenant shall surrender the Leased Premises in good condition and repair, except for reasonable wear and tear, and loss by fire or other causes which can be insured against by standard fire and extended coverage insurance or which is covered by other insurance as provided in this Lease.

Section 2. In the event Tenant remains in possession of the Leased Premises after the expiration of the tenancy created hereunder, and without the execution of a new lease, it shall be deemed to be occupying the Leased Premises as a tenant from month-to-month, and it shall pay, at Landlord’s option and following Landlord’s written demand, Minimum Rent at the rate of one hundred twenty-five percent (125%) of the Minimum Rent provided for in this Lease, subject to all the other terms of this Lease. Landlord shall have no other remedy for any such holdover by Tenant and in no event shall Tenant be liable to Landlord for any other damages, including, without limitation, consequential damages, that Landlord suffers as a result of Tenant’s holdover.

Section 3. All personal property of Tenant left in or about the Leased Premises upon the expiration or termination of this Lease shall be deemed abandoned and become the property of Landlord to be disposed of as Landlord deems appropriate.

ARTICLE 17.

SUBORDINATION

Section 1. Tenant agrees that this Lease shall be subordinate to any mortgages that may hereafter be placed upon the Leased Premises by Landlord and to any and all advances to be made thereunder, and to the interest thereon. Tenant further agrees that upon notification by Landlord to Tenant, this Lease shall be or become prior to any mortgages that may heretofore or hereafter be placed on the Leased Premises. Tenant’s obligations pursuant to this Article 17 with respect to any mortgage (other than the mortgage executed by Landlord in favor of Lender in connection with the Loan) are subject to and conditioned upon the full execution and delivery by any lender of Landlord, Landlord and Tenant of a subordination, non-disturbance and attornment agreement providing for the continuation of this Lease in the event of any transfer of the Leased Premises by means of a foreclosure sale, deed-in-lieu of foreclosure or other similar device, on the commercially reasonable standard form of such lender of Landlord, which form must be reasonably satisfactory in form and substance to Tenant.

ARTICLE 18.

NOTICES

Whenever under this Lease a provision is made for notice of any kind, such notice shall be in writing, and it shall be deemed sufficient notice and service thereof if such notice is to Tenant and sent by certified mail, postage prepaid, return receipt requested or by a national courier such as Federal Express or UPS which furnishes a receipt (“Approved Courier”) to its address specified on page 1 hereof, or to the last post office address or street address of Tenant furnished to Landlord for such purpose, or to the last address furnished by such party to Landlord for such purpose; and, if to Landlord, if sent by certified mail, postage prepaid, return receipt requested to Landlord or by an Approved Courier at its address set forth on page 1 hereof, or at any other address furnished by Landlord for such purpose. If Tenant is more than one person, notice need be sent to but one tenant. All notices hereunder shall be effective upon deposit if sent by certified mail, postage prepaid, return receipt requested or upon delivery if sent by and Approved Courier.

ARTICLE 19.

TAXES

Section 1. Subject to Tenant’s right to contest the same as set forth herein, Tenant shall pay all state and local taxes that are payable against the land, buildings and improvements comprising the tax parcel in which the Leased Premises is situated and for annual installments of special assessments (including interest) payable against the said tax parcel and all personal property and other taxes on its property in the Leased Premises (collectively, “Taxes”), during each calendar year during any part of which the Term of this Lease is in effect. Tenant’s payment for Taxes for the last calendar years of the Lease Term shall be prorated based upon the number of days of said calendar year during which the Term of this Lease is in effect. Pursuant to the terms of the Purchase Agreement, Landlord and Tenant hereby acknowledge that given Tenant’s prior ownership of the Leased Premises there shall be no proration of the Taxes between Landlord and Tenant in the first calendar year of the Lease. To the extent that any such Taxes are imposed upon Landlord, at Landlord’s option, Tenant shall either pay such Taxes directly to the taxing authority or reimburse Landlord for such Taxes actually paid by Landlord. In the event Tenant fails to pay Taxes, Tenant agrees to pay Landlord an amount equal to all actual governmental imposed late fees and interest thereon, whether or not the Taxes are actually timely paid by Landlord. To the extent that any such Impositions are imposed upon the Landlord, at the Landlord’s option, the Tenant shall either pay such Impositions directly to the taxing authority or reimburse the Landlord for such Impositions actually paid by the Landlord. Notwithstanding the foregoing or anything to the contrary herein, “Taxes” shall not include any Taxes imposed on Landlord that are based upon Landlord’s income, or any franchise, estate, inheritance, succession, capital levy, or any other tax assessments, charge or levy based on or measured by the income or capital stock of Landlord, if any, or any Taxes imposed on any mortgage encumbering the Leased Premises which secures any indebtedness of Landlord (collectively, “Landlord’s Taxes”).

Section 2. Tenant, at its sole expense, without Landlord’s consent, shall have the right to contest the amount or validity of any tax or imposition by diligently conducting in good faith an appropriate legal or administrative proceeding, Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, and Tenant shall pay all judgments, decrees and costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied. The Tenant shall be entitled to any refund received with respect to any such taxes paid by Tenant.

Section 3. The parties acknowledge that if Tenant timely provides monthly payments of Taxes to Landlord’s Lender (as defined below) pursuant to the Loan Agreement, Tenant shall have satisfied its obligation to pay for such Taxes.

ARTICLE 20.

ADDITIONAL RENT

Section 1. In addition to Minimum Rent, as set forth in Article 2, all other payments required to be paid by Tenant under the provisions of this Lease shall be treated as additional rent (“Additional Rent”), whether or not the same be designated as such. To the extent Landlord’s lender, Citi Real Estate Funding Inc. (“Lender”) requires that Landlord escrow for Taxes on a monthly basis pursuant to that certain Loan Agreement dated as of the Effective Date by and between Citi Real Estate Funding Inc. (“Lender”) and Landlord (the “Loan Agreement”) entered into in connection with a certain loan from Lender to Landlord (the “Loan”), Tenant and Landlord shall cooperate with each other to satisfy such requirement; the parties agreeing that payment of Taxes for the Real Property is the obligation of Tenant hereunder, pursuant to the terms hereof. Tenant shall pay as Additional Rent under this Lease the monthly reserve amounts required under the Loan Agreement pursuant to the terms of the Loan Agreement for the following accounts as defined in the Loan Agreement: Replacement Reserve Account and Leasing Reserve Account. Tenant shall also pay as Additional Rent amounts required to fund the Operating Expense Account in the event of a Trigger Period, as defined in the Loan Agreement, pursuant to the terms of the Loan Agreement. On the Commencement Date, Tenant shall deposit with Lender funds required to fund the Monthly Insurance Deposit pursuant to the Loan Agreement. Tenant shall provide Landlord with evidence of Tenant’s monthly payment of insurance required hereunder promptly upon Tenant’s payment of same, which evidence may be provided by Landlord to its Lender. Landlord shall provide Tenant with a copy of the fully executed Loan Agreement and shall promptly provide Tenant with any amendments thereto which are relevant to Tenant’s Additional Rent or other obligations under this Lease during the Term of this Lease. Minimum Rent and Additional Rent shall together, for the purposes of this Lease, be defined as “Rent” or “rent”. All payments required to be paid by Tenant under the provisions of this Lease shall bear interest, commencing ten (10) business days after the due date of each payment (or from the date of advancement of funds by Landlord if the funds are payable on demand) and continuing until the date actually paid by Tenant, at the lower of: (a) three percent (3%) per annum; or (b) the highest rate of interest permitted under the laws of the State of Minnesota to be charged to Tenant upon such delinquent payment.

ARTICLE 21.

GENERAL

Section 1. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Section 2. The various rights and remedies herein contained and reserved to each of the parties hereto shall not be considered as exclusive of any other right or remedy of such party, but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity, or by statute. No delay or omission in the exercise of any right or power by either party shall impair such right or power, or shall be construed as a waiver of any default or as acquiescence therein. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same covenant, term or condition.

Section 3. The consent or approval by either party to or of any act by the other party of a nature requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

Section 4. This Lease and the Purchase Agreement contain all of the agreements of the parties as to the Leased Premises. All negotiations, considerations, representations and understandings between the parties are incorporated herein and in the Purchase Agreement. This Lease may be modified or altered only by agreement in writing between the parties.

Section 5. The representations, warranties, covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto but their respective successors and permitted assigns.

Section 6. Upon the execution of this Lease, Landlord and Tenant shall execute a short form Memorandum of Lease, which shall be recorded by Tenant, at Tenant’s expense.

Section 7. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

Section 8. Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease, and covenants to pay, and to hold harmless and indemnify Landlord from and against, any and all cost, expenses or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof through Tenant, except Cushman and Wakefield (“Tenant’s Broker”). Landlord warrants that it has had no dealings with any broker or agent in connection with this Lease, and covenants to pay, and to hold harmless and indemnify Tenant from and against, any and all cost, expenses or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof through Landlord.

Section 9. Each party hereby represents and warrants that:

a. The Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) has not listed such party or any of such party’s affiliates, or any person that controls, is controlled by, or is under common control with such party, on its list of Specially Designated Nationals and Blocked Persons; and

b. It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, the United States Treasury Department, or United States Office of Homeland Security as a terrorist. Specially Designated National and Blocked Person, or other banned or blocked person, entity, nation or pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC.

Section 10. Unenforceability of any provision contained in this Lease shall not affect or impair the validity of any other provision of this Lease.

Section 11. The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.

Section 12. Landlord and Tenant hereby warrant and represent that they are in good standing under the laws of the state in which they were organized and have the requisite power and authority to enter into this Lease and bind Landlord and Tenant, respectively, hereunder.

Section 13. The term “Landlord” as used in this Lease shall mean, at a given time, the person, firm or corporation who is the owner or owners, collectively, for the time being of the fee of all or any portion of the Leased Premises, and any successor or assignee thereof (subject to the terms and conditions contained in this Lease). In the event of a transfer of Landlord’s interest in all or any portion of the Leased Premises (subject to the terms and conditions of this Lease), each prior Landlord shall be entirely freed and relieved of and from all covenants and obligations on the part of Landlord thereafter accruing or maturing, the same to be deemed and construed to have been assumed and agreed to by each successor to Landlord’s interest hereunder for the limited period herein specified.

Section 14. Landlord shall not be liable in any manner whatsoever to Tenant or to any third party by reason of Landlord’s act or failure to act in providing or maintaining any security.

Section 15. Notwithstanding any provision herein to the contrary, Tenant agrees that if Landlord is in default of this Lease, Tenant shall look solely to the interest of Landlord in the Leased Premises, and that its partners, members, directors, officers, employees, agents or representatives, shall not have any personal liability to pay any amounts due to Tenant or any party hereunder or to perform any covenant contained herein, and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against Landlord’s partners, directors, officers, employees, agents or representatives. Tenant and all persons claiming by, through or under Tenant hereby expressly waive and release all such personal liability.

Section 16. The parties hereby waive any and all rights to trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use and occupancy of the Leased Premises.

Section 17. Whenever a period of time is herein provided for either party to do or perform any act or thing, that party shall not be liable or responsible for any delays and applicable periods for performance shall be extended accordingly, due to strikes, lockouts, riots, act of God, or any other cause or causes, whether similar or dissimilar to those enumerated, beyond its reasonable control. The provisions of this Section 18 shall not operate to excuse Tenant from prompt payment of rent.

Section 18. The headings of the sections, paragraphs and subparagraphs of this Lease are for convenience of reference only and do not form a part hereof and shall not be interpreted or construed to modify, limit, or amplify such paragraphs or subparagraphs.

Section 19. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any facsimile or e-mail transmission of a signature shall constitute an original and be binding on both Landlord and Tenant for all purposes.

Section 20. Tenant’s covenant to pay rent is and shall be independent of each and every other covenant of this Lease.

Section 21. Landlord and Tenant agree that after the service of notice, or the commencement of a suit or after final judgment for possession of the Leased Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, said suit, or said judgment.

Section 22. Wherever possible each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Lease shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease.

ARTICLE 22.

LEASEHOLD MORTGAGE

Section 1. At any time and from time to time during the Term of this Lease, Tenant may, without Landlord’s consent, mortgage or otherwise encumber Tenant’s interest in the Leased Premises and in this Lease (the “Leasehold Interest”) under one or more leasehold mortgages and assign the Leasehold Interest as security for such mortgage or mortgages; provided, however, that the term of any such leasehold mortgage shall not extend beyond the term of this Lease. Landlord hereby covenants and agrees that the making of a leasehold mortgage shall not be or be deemed to be an assignment or transfer of this Lease or of the estate hereby created, nor shall any leasehold mortgagee of Tenant be or be deemed to be an assignee or transferee of this Lease or of the estate hereby created so as to require such leasehold mortgagee to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder. In the event Tenant seeks to mortgage its Leasehold Interest (or any part thereof), Landlord agrees to enter into a recognition, non-disturbance and attornment agreement with such leasehold mortgagee, in the form provided by the applicable leasehold mortgagee and containing such commercially reasonable changes thereto as agreed to by such leasehold mortgagee, Landlord and Tenant.

ARTICLE 23.

ESTOPPEL CERTIFICATES

Section 1. At any time and from time to time, upon not less than ten (10) business days’ prior written notice from a party hereto (“Requesting Party”), the other party hereto (the “Responding Party”) shall execute, acknowledge and deliver to the Requesting Party a written estoppel certificate which serves to certify the following: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full Minimum Rent and any other charges have been paid; (b) whether or not to the Responding Party’s actual knowledge, any party to this Lease is in default in the performance of any obligation, and if so, specifying the nature of such default; (c) the address to which notices to the Responding Party are to be sent; and (d) such other matters as the Requesting Party may reasonably request. Any such statement may be relied upon by any owner of the Leased Premises, any prospective purchaser of the Leased Premises, any lender or prospective lender of Landlord or Tenant, and any assignee or subtenant. If any such statement is not delivered timely by the Responding Party, then all matters set forth above shall be deemed true and accurate. Notwithstanding the foregoing, Tenant shall provide Lender with a duly executed estoppel certificate when requested by Lender pursuant to the Loan Agreement attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that this Lease in full force and effect with no defaults thereunder on the part of any either Landlord or Tenant, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due Tenant and that Tenant claims no defense or offset against the full and timely performance of its obligations under this Lease.

ARTICLE 24.

QUIET ENJOYMENT

Landlord further covenants that Tenant, upon paying the rent provided for herein and upon performing the covenants and agreements of this Lease to be performed by Tenant, will have, hold and enjoy quiet possession of the Leased Premises during the Term hereof, subject nevertheless, to the terms of this Lease, and to any mortgages or trust deeds to which this Lease is or may be subordinated.

ARTICLE 25.

FINANCIAL STATEMENTS

Tenant shall furnish to Lender with a copy to Landlord: (i) within forty-five (45) days after the end of each calendar quarter, quarterly financial statements for Tenant certified by a Responsible Officer of Tenant; and (ii) within ninety (90) days after the close of each fiscal year of Tenant, annual financial statements for Tenant (including, without limitation, an annual balance sheet, statement of cash flow, and annual operating statement) certified by a Responsible Officer of Tenant. For purposes of this Article, “Responsible Officer” means the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of Tenant or such other similar officer of such Tenant reasonably acceptable to Lender.

ARTICLE 26.

HAZARDOUS SUBSTANCES AND ENVIRONMENTAL REGULATIONS

Section 1. Definitions. As used in this Lease, the following terms shall have the following meanings:

a. The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the

Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

b. The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, regulated, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to Microbial Matter, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives. The foregoing shall be deemed to exclude substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations, provided the same (i) have been and continue to be in compliance with all Environmental Laws, (ii) have not and do not result in contamination of the Real Property and (iii) have not had and do not otherwise have a Material Adverse Effect.

c. The term “Losses” includes any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), in the case of each of the foregoing, of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

d. The term “Microbial Matter” means fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Microbial Matter is living.

e. The term “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

f. The term “Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; and any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

g. The term “Material Adverse Effect” shall mean a material adverse effect on (i) the Leased Premises, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Landlord, Landlord’s members or partners or the Leased Premises, (iii) the enforceability, validity, perfection or priority of the lien of Lender’s mortgage or Lender’s other loan documents, or (iv) the ability of Landlord or Landlord’s member or partners to perform its obligations under the Lender’s mortgage or the other loan documents.

Section 2. Use Restrictions. Tenant shall not use the Leased Premises for the production, sale or storage of any Hazardous Substances and shall not use any Hazardous Substances on the Leased Premises, and shall not permit any Hazardous Substance to be disposed of from, in or on the Leased Premises, unless said Hazardous Substances are of the type normally produced, sold, stored, used or disposed of in connection with the business expressly hereby permitted to be carried on by Tenant in the Leased Premises, and are produced, sold, stored, used and disposed of in accordance in all material respects with all Environmental Laws. Subject to the foregoing, Tenant shall not permit any Hazardous Substances to be Released from, in or on the Leased Premises. Tenant shall obtain and maintain all licenses and permits, and shall maintain all material safety data sheets, with respect to such Hazardous Substances, which are required by any Environmental Regulation. Subject to Article 14, Landlord shall have the right to enter the Leased Premises to inspect the same for compliance with the provisions of this Article.

Section 3. Indemnification. Tenant shall indemnify Landlord and its members and partners and shall hold Landlord and its members and partners harmless from and against any and all Losses actually incurred by Landlord and/or its members and partners (but excluding those Losses to the extent caused by Landlord, its members, partners, employees or agents) arising from or related (a) any presence of any Hazardous Substances in, on, above, or under the Leased

Premises; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Leased Premises; (c) any activity by Tenant, its employees or its agents in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Leased Premises of any Hazardous Substances at any time located in, under, on or above the Leased Premises; (d) any activity by Tenant, its employees or agents in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Leased Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Leased Premises or operations thereon, including but not limited to any failure by Tenant, its employees or agents to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any environmental lien encumbering the Leased Premises; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Section 3; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Real Property, including but not limited to costs to investigate and assess such injury, destruction or loss; (i) any acts of Tenant, its employees or agents in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances relating to the Leased Premises at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of Tenant, its employee or agents in accepting any Hazardous Substances relating to the Leased Premises for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance relating to the Leased Premises which causes the incurrence of costs for Remediation; and (k) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Leased Premises. Tenant’s obligations and liabilities under this Article shall survive the termination of this Lease.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the day and year first above written.

LANDLORD:

Oxbow Realty Partners, LLC, a Delaware limited liability company

By:	/s/ Loren Unterseher
Name: Loren Unterseher Title: President

[Signature Page to Lease]

TENANT:

SKYWATER TECHNOLOGY FOUNDRY, INC., a Delaware corporation

By:	/s/ Steve Manko
Name: Steve Manko Title: Chief Financial Officer

EXHIBIT A

RENT SCHEDULE

Tenant:	Skywater Technology Foundry, Inc.
Rentable Square Feet:	393,765
Initial Rent per SF:	$12.00
Annual Escalations:	2.00%
Commencement Date:	9/1/2020
Expiration Date:	8/31/2040

Base Rent Schedule	Start Date	End Date	Monthly Base Rent	Annual Base Rent
Year 1	9/1/2020	8/31/2021	$393,765	$4,725,180
Year 2	9/1/2021	8/31/2022	$401,640	$4,819,684
Year 3	9/1/2022	8/31/2023	$409,673	$4,916,077
Year 4	9/1/2023	8/31/2024	$417,867	$5,014,399
Year 5	9/1/2024	8/31/2025	$426,224	$5,114,687
Year 6	9/1/2025	8/31/2026	$434,748	$5,216,981
Year 7	9/1/2026	8/31/2027	$443,443	$5,321,320
Year 8	9/1/2027	8/31/2028	$452,312	$5,427,747
Year9	9/1/2028	8/31/2029	$461,358	$5,536,301
Year 10	9/1/2029	8/31/2030	$470,586	$5,647,028
Year 11	9/1/2030	8/31/2031	$479,997	$5,759,968
Year 12	9/1/2031	8/31/2032	$489,597	$5,875,167
Year 13	9/1/2032	8/31/2033	$499,389	$5,992,671
Year 14	9/1/2033	8/31/2034	$509,377	$6,112,524
Year 15	9/1/2034	8/31/2035	$519,565	$6,234,775
Year 16	9/1/2035	8/31/2036	$529,956	$6,359,470
Year 17	9/1/2036	8/31/2037	$540,555	$6,486,660
Year 18	9/1/2037	8/31/2038	$551,366	$6,616,393
Year 19	9/1/2038	8/31/2039	$562,393	$6,748,721
Year 20	9/1/2039	8/31/2040	$573,641	$6,883,695